Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas (919) 379-4300

Alliance One International Reports Fiscal Year 2017 and Fourth Quarter Results

Morrisville, NC – June 14, 2017 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal year and fourth quarter ended March 31, 2017.

Highlights

Fiscal 2017 (1)

•	Sales decreased 10.0% to $1,714.7 million mainly as a result of smaller crops in the U.S., Brazil and Tanzania primarily related to El Niño weather conditions, the strong U.S. dollar, changes in product mix and timing of crops.

•	Gross profit as a percentage of sales improved to 12.7% from 11.9% helped by reduced lower of cost or market adjustments, while gross profit decreased 3.9% to $217.0 million, as a result of lower volume and average sales price.

•	Net loss was $62.9 million, while Adjusted EBITDA was $136.6 million at 8.0% of sales.

•	Accounts receivable and inventory reductions generated $253.6 million of cash at March 31, 2017 when compared to the prior year end.

•	During the year the existing senior secured revolving credit facility was refinanced with the issuance of $275.0 million of senior secured first lien notes due April 2021 and a $60.0 million ABL credit facility that matures in January 2021. As part of the refinancing certain financial covenants were eliminated enhancing business flexibility.

•	During March and April 2017 the Company purchased and cancelled approximately $57.1 million of its Senior Secured Second Lien Notes, with $28.4 million in March and an additional $28.6 million in April, leaving face value of $691.6 million outstanding at fiscal year-end and $662.9 million at the end of April.

Fourth Quarter (1)

•	Sales decreased 16.7% to $609.7 million on lower volume due to smaller weather-affected crops, later Turkish crop timing and the timing of shipments.

•	Gross profit as a percentage of sales improved to 11.1% this year, compared to 9.9% helped by reduced lower of cost or market adjustments, while gross profit decreased 7.2% to $67.5 million on lower volume.

•	Net loss was $0.3 million and Adjusted EBITDA was $44.3 million at 7.3% of sales.

(1)	Due to the reconsolidation of the Zimbabwe subsidiary at March 31, 2016 its performance is included in consolidated financial results for fiscal 2017, however it was not included in the prior year except for the March 31, 2016 balance sheet and a $106.2 million gain in other income in March 2016. Adjusted EBITDA and Adjusted Net Debt include the results and relevant balance sheet, income statement and statement of cash flow items respectively of the Zimbabwe subsidiary in all periods.

Pieter Sikkel, Chief Executive Officer and President, said, “With our heavy weighting in Brazil, the United States and Tanzania – three crops that were hit hardest by El Niño and had related reductions in crop size and yields and consequently increases in conversion cost – we were significantly impacted in fiscal 2017 by unusual and uncontrollable events, which overshadowed substantial improvements in many origins and targeted improvements to the balance sheet.

Alliance One International, Inc.

“Accounts receivable and inventory reductions from prior year-end levels generated $253.6 million of cash this year consistent with our internal plan to end the fiscal year with an uncommitted inventory level well within our stated target range of $50.0-$150.0 million. As indicated previously, we utilize surplus cash to reduce long-term debt, and during March and April 2017 we purchased and cancelled approximately $57.1 million of our Senior Secured Second Lien Notes, leaving $662.9 million after purchases in April. We remain confident in our targets to purchase $25.0-$50.0 million per year of our more expensive debt with surplus cash. After giving affect to the initial $28.4 million purchased in March, our year end cash position was $473.1 million with $475.9 million in notes payable to banks. Our liquidity position is strong and in line with internal expectations at $852.9 million as of March 31, 2017, comprised of cash and $379.8 million of available credit lines.

“Adverse weather, the strong U.S. dollar and product mix that more heavily favored byproducts this year unfortunately impacted our operations in Brazil, the U.S., and Tanzania and overshadowed operations with improvement including Argentina and Malawi. Total full services volumes sold this year were consistent with last year at 381.4 million kilos that included planned increased prior crop inventory sales. These effects, when combined with Turkish and other regions’ sales that have been pushed to next year based on the timing of crops and shipments, resulted in sales and other operating revenues decreasing by 10.0% to $1,714.7 million from the prior year and Adjusted EBITDA decreasing 28.0% to $136.6 million.

“As we look to fiscal year 2018, global market conditions are positive with good early weather patterns that support better global growing conditions. These conditions should result in increased crop sizes in Brazil and Argentina. We have almost completed buying in Zimbabwe and are approximately 65% complete in Brazil. The 2016 Brazilian Virginia flue crop was small at approximately 410 million kilos and is approximately 50% larger this year at 600 million kilos with good quality. The Malawi crop is smaller this year and the U.S. crop is now in the ground. Based on current conditions, our internal forecast anticipates significantly increased full-service and processing volumes, improved sales and pricing, as well as improved adjusted EBITDA for fiscal year 2018 when compared to fiscal 2017. Sales are anticipated to be in a range of approximately $1,900.0 million to $2,000.0 million with Adjusted EBITDA in a range of approximately $165.0-$185.0 million.

Mr. Sikkel, concluded, “Our Company is well positioned to address complex industry dynamics. The impact of our strategic initiatives should become more apparent as crop sizes return to normalized levels in key markets where we are now buying and will sell during fiscal year 2018. Our strong employee base continues to innovate and develop cost-effective solutions to meet evolving customer requirements. Our customers remain focused on optimizing their supply chains and reducing complexity. They are planning for improvement in global sustainability and driving positive change in nicotine consumption habits with reduced risk products. We are well positioned to assist them with all of these requirements, investing where appropriate returns should be achievable. Growth opportunities exist and we continue to take the necessary steps to further strengthen our preferred supplier position. Continued focus on strategic plan execution to meet our customer’s growth initiatives is anticipated to improve shareholder value.”

Performance Summary for Fiscal Year-ended March 31, 2017

Total sales and other operating revenues decreased by 10.0% to $1,714.7 million and total costs of goods and services sold decreased 10.8% to $1,497.7 million primarily due to lower average sales prices and tobacco costs per kilo attributable to smaller crops in the U.S., Brazil and Tanzania related to weather conditions, lower prices paid to tobacco suppliers across most regions and changes in product mix with an increased percentage of byproduct sales versus lamina. The positive impact of currency movements, primarily in Europe, on average tobacco costs per kilo were partially offset by $4.8 million of lower of cost or market adjustments.

Alliance One International, Inc.

Volumes were similar to the prior fiscal year as volume increases from expanded cut rag services in the Africa region, sales of prior crop in most regions and the timing of shipments in Africa were offset by the weather-related smaller crop sizes and the timing of shipments in other regions. Processing and other revenues and processing costs increases were primarily related to the reconsolidation of our Zimbabwe subsidiary.

As a result of lower average sales price and costs per kilo, gross profit decreased 3.9% to $217.0 million, while gross profit as a percentage of sales improved to 12.7% from 11.9%.

SG&A increased 10.1% to $136.0 million mainly due to increased legal and professional fees, incentive compensation costs, and the inclusion of costs from our reconsolidated Zimbabwe subsidiary this year, partially offset by the non-recurrence of reserves for customer receivables in the prior year that are now being collected. Increases in SG&A were partially offset by the net insurance recovery related to tobacco lost by fire in Zimbabwe last year, the non-recurrence of one-time expenses in Africa and the sale of trade tax credits in South America.

During the prior year, we determined that the significant doubt about our ability to control our Zimbabwe subsidiary was eliminated and we reconsolidated it as of March 31, 2016. As a result, we recorded a gain of $106.2 million in other operating income.

Restructuring and asset impairment charges were $1.4 million this year and are mainly related to the former U.S. cut rag facility. Last year charges were $5.9 million and were primarily attributable to impairment of advances to tobacco suppliers and real property in Africa.

During the third quarter of fiscal 2017, we refinanced our existing senior secured revolving credit facility with the issuance of $275.0 million of 8.5% senior secured first lien notes due April 2021 and a $60.0 million U.S. ABL credit facility that matures in January 2021. As a result, one-time debt retirement costs of $2.3 million were recorded for the accelerated amortization of debt issuance costs.

During the fourth quarter of fiscal 2017, we purchased $28.4 million of our senior secured second lien notes on the open market. As a result, one-time related discounts of $3.4 million offset by $0.7 million for the accelerated amortization of debt issuance costs and original issue discount were recorded.

Interest costs increased 13.2% to $132.7 million from the prior year primarily due to higher average borrowings and higher average rates on our seasonal lines of credit, as well as increased amortization of debt issuance costs and the inclusion of interest costs from our reconsolidated Zimbabwe subsidiary this year.

Income tax expense decreased 27.0% to $23.5 million, while our effective tax rate was (59.2)% this year compared to 35.1% last year.

Performance Summary for the Fourth Fiscal Quarter Ended March 31, 2017

Total sales and other operating revenues decreased 16.7% to $609.7 million primarily due to the smaller weather-affected U.S. crop, the late season in Turkey and the timing of shipments.

Gross profit decreased 7.2% to $67.5 million due to lower volumes sold, however gross profit as a percentage of sales improved to 11.1% in the fourth quarter of fiscal 2017 compared to 9.9% for the prior-year period mainly due to reduced lower-of-cost-or-market adjustments during the fourth quarter this year compared to the prior-year period.

SG&A decreased 4.1% to $35.1 million primarily as a result of the reversal of reserves for customer receivables in the fiscal 2017 fourth quarter.

Alliance One International, Inc.

Except for the non-recurrence of the $106.2 million gain on reconsolidation of Zimbabwe in the prior year, operating income decreased slightly $0.8 million primarily due to a $5.2 million decrease in gross profit partially offset by reduced SG&A and lower restructuring charges.

Interest expense increased 15.7% to $35.0 million from the prior-year period primarily due to the reconsolidation of our Zimbabwe subsidiary at March 31, 2016, higher amortization of debt issuance costs and higher average borrowings. Debt retirement income relates to the repurchase of $28.4 million of our senior secured second lien notes during the fourth quarter of fiscal 2017.

Income tax expense decreased 74.5% to $2.7 million, while our effective tax rate was 103.3% this year compared to 9.5% for the prior-year period.

Earnings Per Share

Fiscal Year

For the 12 months ended March 31, 2017, net loss was $62.9 million, or $7.05 per basic share, compared to net income of $65.5 million or $7.38 per basic share for the prior year period. Included in net loss this year was $7.2 million of legal and professional costs associated the Kenya matter, $1.4 million of restructuring and asset impairment charges and $8.0 million of loss related to Kenya green leaf operations. Included in net income last year was $8.6 million of legal and professional costs for the Kenya matter, $106.2 million related to the Zimbabwe reconsolidation, $16.7 million of loss related to Kenya green leaf sourcing, and $5.9 million of restructuring and asset impairment charges.

Fourth Quarter

For the fourth quarter ended March 31, 2017, net loss was $0.3 million, or $.03 per basic share, compared to net income of $100.8 million, or $11.33 per basic share, last year. Last year’s results included a $106.2 million gain associated with the reconsolidation of the Zimbabwe subsidiary.

Liquidity and Capital Resources

As of March 31, 2017, available credit lines and cash were $852.9 million, comprised of $473.1 million in cash and $379.8 million of credit lines, comprised of $60.0 million available under the U.S. ABL credit facility for general corporate purposes (subject to limitations on borrowing if unrestricted cash and cash equivalents exceed $180.0 million) and $319.8 million of foreign seasonal credit lines.

Additionally, in the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Fiscal Year 2017 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year-ended March 31, 2017, on Thursday, June 15, 2017 at 8:00 A.M. EDT. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. EDT, Thursday, June 15, 2017 through 11:00 A.M. Tuesday, June 20, 2017. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 9596785. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Alliance One International, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, adverse weather conditions, changes in costs incurred in supplying tobacco and related services and the impact of regulation and litigation. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release. Adjusted EBITDA anticipated for fiscal year 2018 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31		Twelve Months Ended March 31
(in thousands, except per share data)	2017	2016	2017	2016

Sales and other operating revenues	$609,691	$732,318	$1,714,750	$1,904,592
Cost of goods and services sold	542,145	659,532	1,497,721	1,678,798

Gross profit	67,545	72,786	217,029	225,794
Selling, general and administrative expenses	35,078	36,561	135,982	123,546
Other income	585	105,302	4,896	105,427
Restructuring and asset impairment charges	307	1,801	1,375	5,888

Operating income	32,744	139,727	84,568	201,787
Debt retirement expense (income)	(2,639)	—	(300)	—
Interest expense	35,031	30,279	132,667	117,190
Interest income	2,269	1,685	8,157	7,077

Income (loss) before income taxes and other items	2,621	111,133	(39,642)	91,674
Income tax expense	2,706	10,598	23,480	32,215
Equity in net income (loss) of investee companies	(439)	307	(149)	5,986

Net income (loss)	(524)	100,841	(63,271)	65,445
Less: Net income (loss) noncontrolling interests	(215)	28	(343)	(87)

Net income (loss) attributable to Alliance One International, Inc.	$(309)	$100,813	$(62,928)	$65,532

Earnings (loss) per share:
Basic	$(0.03)	$11.33	$(7.05)	$7.38
Diluted	$(0.03)	$11.33	$(7.05)	$7.38

Weighted average number of shares outstanding:
Basic	8,952	8,895	8,930	8,882
Diluted	8,952	8,896	8,930	8,883

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended				FYE
(in thousands)	June 30, 2016	Sept 30, 2016	Dec 31, 2016	March 31, 2017	March 31, 2017

U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(31,505)	$(15,657)	$(15,457)	$(309)	$(62,928)

Plus: Interest expense	30,602	31,904	35,129	35,031	132,667
Plus: Income tax expense	(3,830)	3,627	20,977	2,707	23,481
Plus: Depreciation and amortization expense	8,752	8,601	8,506	8,617	34,476

EBITDA (1)	4,019	28,475	49,155	46,047	127,696

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	43	100	(2,943)	(2,744)	(5,545)
Plus: Non-cash employee stock based compensation	392	453	335	371	1,551
Less: Other income (expense)	(481)	2,104	2,688	585	4,896
Plus: Restructuring and asset impairment charges	41	577	449	307	1,375
Plus: Debt retirement expense (income)	—	—	2,339	(2,639)	(300)
Plus: Amortization of basis difference - CBT investment(3)	307	318	583	310	1,518
Plus: Kenyan investigation legal & professional costs	3,551	1,578	436	1,606	7,171
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(1,647)	(3,901)	(840)	(1,625)	(8,013)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	—	—	—	—	—

Adjusted EBITDA(1)	$10,480	$33,299	$48,506	$44,298	$136,583

Total debt					$1,428,868
Less: Debt of reconsolidated subsidiary funded by affiliate(6)					—

Total adjusted debt					$1,428,868
Less: Cash					473,110

Total adjusted debt less cash(6)					$955,758

(Total adjusted debt less cash) /Adjusted EBITDA(1)(6)					7.00x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(8,013) for the fiscal year ended March 31, 2017 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under that facility.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended				FYE(4)
(in thousands)	June 30, 2015(4)	Sept 30, 2015	Dec 31, 2015	March 31, 2016	March 31, 2016

U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(25,950)	$(21,066)	$11,735	$100,813	$65,532

Plus: Interest expense	27,773	28,782	30,356	30,279	117,190
Plus: Income tax expense (benefit)	(3,215)	22,902	1,930	10,598	32,215
Plus: Depreciation and amortization expense	7,064	6,897	7,057	7,343	28,361

EBITDA (1)	5,672	37,515	51,078	149,033	243,298

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	430	—	8	(439)	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(84)	(65)	(33)	12	(169)
Plus: Non-cash employee stock based compensation	813	661	600	351	2,425
Less: Other income (expense)	559	(1,027)	594	105,302	105,427
Plus: Restructuring and asset impairment charges (recoveries)	2,948	(385)	1,525	1,801	5,888
Plus: Debt retirement expense (income)	—	—	—	—	—
Plus: Amortization of basis difference - CBT investment(3)	322	446	450	336	1,554
Plus: Kenyan investigation legal & professional costs	—	—	1,771	6,808	8,579
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(5,377)	(6,499)	(317)	(4,473)	(16,666)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	1,252	4,738	2,864	7,945	16,800

Adjusted EBITDA(1)	$16,172	$50,436	$57,988	$65,018	$189,614

Total debt(7)					$1,386,559
Less: Debt of reconsolidated subsidiary funded by affiliate(8)					84,258

Total adjusted debt					$1,302,301
Less: Cash					199,720

Total adjusted debt less cash(7)(8)					$1,102,581

(Total adjusted debt less cash) /Adjusted EBITDA(1)(7)(8)					5.81x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	The quarter ended June 30, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the previous fiscal year-to-date periods.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(16,666) for the fiscal year ended March 31, 2016 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(7)	On April 1, 2016, new accounting guidance that changed the presentation of debt issuance costs in financial statements was adopted on a retrospective basis. Therefore the March 31, 2016 balances has been adjusted in accordance with the adoption of this guidance.
(8)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under that facility.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended(4)				FYE(4)(9)
(in thousands)	June 30, 2014	Sept 30, 2014	Dec 31, 2014	March 31, 2015	March 31, 2015

U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(23,685)	$(8,151)	$1,563	$2,411	$(27,862)

Plus: Interest expense	26,922	28,495	28,277	29,579	113,273
Plus: Income tax expense	319	10,980	3,146	7,474	21,918
Plus: Depreciation and amortization expense	7,500	7,312	7,434	7,376	29,623

EBITDA (1)	11,056	38,635	40,421	46,840	136,952

Plus: Abnormal unrecovered advances to suppliers(2)	463	18	—	604	1,085
Plus: Reserves for (recoveries on) doubtful customer receivables	204	4,062	8,151	(49)	12,368
Plus: Non-cash employee stock based compensation	730	893	772	633	3,028
Less: Other income	800	327	146	(1,339)	(66)
Plus: Restructuring and asset impairment charges	—	500	—	8,618	9,118
Plus: Debt retirement expense (income)	—	—	(338)	(433)	(771)
Plus: Amortization of basis difference - CBT investment(3)	550	1,108	801	355	2,814
Plus: Kenyan investigation legal & professional costs	—	—	—	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(2,140)	(7,448)	(1,141)	(4,184)	(14,913)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	(2,493)	3,558	(220)	9,001	9,846

Adjusted EBITDA(1)	$11,850	$55,895	$50,582	$71,093	$189,420

Total debt(7)					$1,060,345
Plus: Debt of reconsolidated subsidiary funded by non-affiliate(8)					49,208

Total adjusted debt					$1,109,553
Less: Cash					143,849
Less: Cash of reconsolidated subsidiary					2,893

Total adjusted debt less adjusted cash(7)(8)					$962,811

(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(7)(8)					5.08x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	The fiscal year ended March 31, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the fiscal year.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(14,913) for the fiscal year ended March 31, 2015 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(7)	On April 1, 2016, new accounting guidance that changed the presentation of debt issuance costs in financial statements was adopted on a retrospective basis. Therefore the March 31, 2015 balances has been adjusted in accordance with the adoption of this guidance.
(8)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(9)	During the year ended March 31, 2016, the Company identified certain immaterial errors in previously issued financial statements related to inventory and income tax. The Company became aware of improper inventory entries in a European subsidiary’s records resulting in an understatement of cost of goods sold of $674 for the quarter ended December 31, 2014. The Company identified a misstatement of recoverable income tax in an international jurisdiction in prior periods resulting in an understatement of income tax expense of $1,058 for the quarter ended December 31, 2014.